Monarch Casino Reports 2009 Fourth Quarter and Full-Year Results

RENO, NV -- (Marketwire - February 25, 2010) - Monarch Casino & Resort, Inc. (NASDAQ: MCRI) (the "Company"), owner of the Atlantis Casino Resort Spa (the "Atlantis") in Reno, Nevada, today announced fourth-quarter and full-year results for the quarter and year ended December 31, 2009.

RESULTS FOR THE QUARTER ENDED DECEMBER 31, 2009

The Company reported fourth-quarter net revenue of $31.9 million, 3.0% lower than the $32.9 million reported in the fourth quarter of 2008 and announced EBITDA(1) of $4.9 million, 8.9% higher than the $4.5 million reported in the prior year.

As announced in the press release discussing its 2009 third quarter results, the Company launched its new EZ Comp(SM) program on October 6, 2009. This technology allows Atlantis patrons to redeem complimentary food, beverages and other services ("Complimentaries") directly at Atlantis food outlets or other points of service throughout the casino. Before the launch of EZ Comp(SM), Atlantis patrons were required to obtain vouchers from Atlantis service personnel prior to redeeming a Complimentary. The new EZ Comp(SM) system also allows Atlantis patrons to see their unredeemed Complimentary point balances. Because of this change, accounting standards required that the Company modify its accounting treatment related to Complimentaries expense recognition timing. Prior to the launch of the EZ Comp(SM) program, the Company recognized expense at the time Complimentary points were redeemed. Under the new program, the Company must recognize Complimentaries expense at the time points are earned, which occurs commensurate with casino patron play. This change in the Company's policy resulted in a one-time, non-cash charge in the fourth quarter of 2009 of approximately $1.4 million to recognize the liability for unredeemed Complimentary point balances on the date the EZ Comp(SM) program was launched.

This $1.4 million one-time, non-cash charge, was partially offset by operating expense reductions, but still drove income from operations down by $636 thousand or 66.3%. Without the effect of this one-time, non-cash charge, income from operations in the fourth quarter of 2009 would have been $731 thousand, or 76.3%, higher than that reported in the fourth quarter of 2008.

Operating expense in the 'casino,' 'food and beverage' and 'hotel' operating departments was lower than that reported in the fourth quarter of 2008 by approximately $200 thousand, $557 thousand and $28 thousand, respectively, due primarily to lower direct costs from the lower revenue combined with the impact of various cost reduction programs. Finally, selling, general and administrative expense decreased by approximately $715 thousand due primarily to lower bad debt expense, payroll and benefits, repairs expense and professional fees.

The Company announced that during the fourth quarter of 2009, it completed the acquisition of 2.3 acres of land with a 27,508 square foot building (jointly referred to as the "Property") located near the Atlantis on South Virginia Street for approximately $2.0 million.

During the fourth quarter of 2009, after the impact of the real estate transaction discussed above and additional facility maintenance and remodeling, the balance outstanding on the Company's credit facility decreased slightly from $48.7 million at September 30, 2009 to $48.5 million at December 31, 2009.

RESULTS FOR THE YEAR ENDED DECEMBER 31, 2009

For the year, the Company reported net revenue of $133.7 million and EBITDA(1) of $23.0 million, which represent decreases of a 5.4% and 6.4%, respectively, when compared to the prior year.

The lower net revenue combined with the $1.4 million one-time, non-cash charge related to the Company's implementation of its EZ Comp(SM) program previously discussed, both partially offset by other operating expense reductions, drove income from operations and diluted EPS down from $14.7 million and $0.56, respectively, in 2008, to $9.1 million and $0.30, respectively, in 2009.

Lower direct costs resulting, from lower revenue combined with the impact of various cost reduction programs, drove decreases in the operating expenses of the Company's 'casino' and 'food and beverage' operating departments by approximately $1.5 million, or 4.1% and $1.3 million, or 6.8%, respectively. Direct cost in the 'hotel' operating department increased by $163 thousand due primarily to costs associated with the new spa operation and facilities which opened in January of 2009. The Company reported a $3.3 million, or 6.4%, decrease in selling, general and administrative expenses over the prior year due primarily to lower marketing, promotional, payroll and benefits, repairs expense, professional fees and rental expense. Depreciation expense increased by $2.6 million, or 26.4%, due to the completion of the Company's previously announced expansion and remodel projects during the third and fourth quarters of 2008, which resulted in a full year of depreciation expense recognition on these projects in 2009.

Interest income decreased by approximately $246 thousand in 2009 compared to 2008 due to lower invested cash reserves in 2009. Interest expense increased from approximately $539 thousand in 2008 to approximately $2.1 million in 2009 due to higher average balances outstanding under the Company's credit facility to fund the capital projects discussed above. While the average balance outstanding under the credit facility during 2009 was higher than 2008, the outstanding balance at the end of 2009 was $1.5 million lower than the $50 million balance outstanding at December 31, 2008.

Monarch's CEO and Co-Chairman John Farahi commented on the Company's performance: "While the challenging economic environment continued to negatively impact our revenues, we were able to increase fourth quarter EBITDA(1) by approximately 9% over the fourth quarter of 2008 through various operating expense reductions. This was the first increase in EBITDA(1) over the same quarter of a prior year since our third quarter of 2007. We are especially proud that the lower expenses were the result of several ongoing, tactical, efficiency programs, rather than general, across-the-board staff reductions that could have negatively impacted guest service."

Mr. Farahi added: "Today, the quality of our facilities and the efficiency of our operation have given us a strong competitive advantage. We have leveraged that competitive advantage to achieve greater market share."

The Company announced that its 2010 Annual Meeting of Stockholders will be held on Friday, May 21, 2010 at 10am local time at the Company's Atlantis Casino Resort Spa, 3800 South Virginia Street in Reno, Nevada. The record date for stockholders entitled to vote at the Annual Meeting is Thursday, March 25, 2010.

Monarch Casino & Resort, Inc., through its subsidiary, Golden Road Motor Inn, Inc., owns and operates the Atlantis Casino Resort Spa, a hotel/casino facility in Reno, Nevada which features approximately 61,000 square feet of casino space; approximately 1,000 guest rooms; ten food outlets; a 30,000 square foot health spa and salon with an enclosed year-round pool; two retail outlets offering clothing and traditional gift shop merchandise; an 8,000 square-foot family entertainment center; and approximately 52,000 square feet of banquet, convention and meeting room space. The casino features approximately 1,450 slot and video poker machines; approximately 38 table games, including blackjack, craps, roulette, and others; a sports book; a 24-hour live keno lounge and a poker room. The Company and its predecessors have operated a facility on the Atlantis site since 1972.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 which are subject to change, including, but not limited to, comments relating to (i) future operating performance, (ii) economic and market conditions, and (iii) the liquidity requirements of the Company. Actual results and future events and conditions may differ materially from those described in any forward-looking statements. Additional information concerning potential factors that could affect the Company's financial results is included in the Company's Securities and Exchange Commission filings, which are available on the Company's web site at www.monarchcasino.com.

                  MONARCH CASINO & RESORT, INC.
          Condensed Consolidated Statements of Income

                     Three Months Ended           Twelve Months Ended
                        December 31,                  December 31,
                ----------------------------  ----------------------------
                    2009           2008           2009           2008
                -------------  -------------  -------------  -------------
Revenues
  Casino        $  23,174,218  $  23,862,676  $  94,510,933  $ 100,904,355
  Food and
   beverage         9,206,419      9,574,310     38,172,149     39,465,734
  Hotel             4,807,503      4,593,528     22,385,927     22,270,776
  Other             1,103,778      1,352,091      4,382,441      4,951,006
                -------------  -------------  -------------  -------------
    Gross
     revenues      38,291,918     39,382,605    159,451,450    167,591,871
Less
 promotional
 allowances        (6,440,404)    (6,417,493)   (25,719,594)   (26,222,402)
                -------------  -------------  -------------  -------------
    Net
     revenues      31,851,514     32,965,112    133,731,856    141,369,469
                -------------  -------------  -------------  -------------
Operating
 expenses
  Casino            9,070,338      9,270,526     35,756,975     37,275,786
  Food and
   beverage         4,116,412      4,673,193     17,890,429     19,186,872
  Hotel             1,794,029      1,822,323      8,042,023      7,879,234
  Other               258,694        290,991      1,167,040      1,289,489
  Selling,
   general and
   administrative  11,731,999     12,446,504     47,865,432     51,160,484
  Depreciation
   and
   amortization     3,190,468      3,502,955     12,501,048      9,891,803
  Player club
   implementation
   expense          1,366,614              -      1,366,614              -
                -------------  -------------  -------------  -------------
    Total
     operating
     expenses      31,528,554     32,006,492    124,589,561    126,683,668
                -------------  -------------  -------------  -------------
    Income from
     operations       322,960        958,620      9,142,295     14,685,801
                -------------  -------------  -------------  -------------
Other expense
  Interest
   income              16,697         36,943        124,661        370,632
  Interest
   expense           (495,660)      (455,703)    (2,103,798)      (538,684)
                -------------  -------------  -------------  -------------
    Total other
     expense         (478,963)      (418,760)    (1,979,137)      (168,052)
                -------------  -------------  -------------  -------------
    (Loss)/
     income
     before
     income
     taxes           (156,003)       539,860      7,163,158     14,517,749
Benefit/
 (provision) for
 income taxes         239,546       (129,521)    (2,321,679)    (4,976,781)
                -------------  -------------  -------------  -------------
    Net income  $      83,543  $     410,339  $   4,841,479  $   9,540,968
                =============  =============  =============  =============

Earnings per
 share of
 common stock
  Net income
    Basic       $        0.01  $        0.03  $        0.30  $        0.56
    Diluted     $        0.01  $        0.03  $        0.30  $        0.56

Weighted
 average number
 of common
 shares and
 potential common
 shares outstanding
    Basic          16,125,388     16,122,048     16,123,027     16,957,692
    Diluted        16,157,105     16,146,209     16,159,415     17,017,859

                      MONARCH CASINO & RESORT, INC.
                 Condensed Consolidated Balance Sheets

                                              December 31,   December 31,
                                              ----------------------------
                                                  2009           2008
                                              -------------  -------------
               ASSETS
Current assets
  Cash and cash equivalents                   $  14,420,323  $  11,756,900
  Receivables, net                                2,294,703      3,344,441
  Inventories                                     1,706,867      1,564,347
  Prepaid expenses                                2,623,650      2,851,872
  Deferred income taxes                           1,090,063        429,300
                                              -------------  -------------
    Total current assets                         22,135,606     19,946,860
                                              -------------  -------------
Property and equipment
  Land                                           13,172,522     12,162,522
  Land improvements                               3,511,484      3,511,484
  Buildings                                     140,522,106    133,332,232
  Building improvements                          10,410,770     10,435,062
  Furniture and equipment                       107,655,784     96,767,076
  Leasehold improvements                          1,346,965      1,346,965
                                              -------------  -------------
                                                276,619,631    257,555,341
  Less accumulated depreciation and
   amortization                                (113,538,145)  (101,825,190)
                                              -------------  -------------
                                                163,081,486    155,730,151
Construction in progress                                  -      4,026,536
                                              -------------  -------------
    Net property and equipment                  163,081,486    159,756,687
Other assets, net                                   569,622      2,797,949
                                              -------------  -------------
    Total assets                              $ 185,786,714  $ 182,501,496
                                              =============  =============

   LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
  Borrowings under credit facility            $   1,000,000  $   2,500,000
  Accounts payable                                8,984,010     10,213,418
  Construction payable                                    -      5,404,372
  Accrued expenses                               11,056,079      8,940,110
  Federal income taxes payable                       46,546        233,736
                                              -------------  -------------
    Total current liabilities                    21,086,635     27,291,636
                                              -------------  -------------
Long-term debt, less current maturities          47,500,000     47,500,000
Deferred income taxes                             4,695,657      2,115,371
                                              -------------  -------------
    Total liabilities                            73,282,292     76,907,007
                                              -------------  -------------

Stockholders' equity
  Preferred stock, $.01 par value, 10,000,000
   shares authorized; none issued                         -              -
  Common stock, $.01 par value, 30,000,000
   shares authorized; 19,096,300 shares issued;
   16,125,388 outstanding at 12/31/09
   16,122,048 outstanding at 12/31/08               190,963        190,963
  Additional paid-in capital                     30,041,083     28,051,009
  Treasury stock, 2,970,912 shares at
   12/31/09 2,974,252 shares at 12/31/08,
   at cost                                      (48,864,979)   (48,943,359)
  Retained earnings                             131,137,355    126,295,876
                                              -------------  -------------
    Total stockholders' equity                  112,504,422    105,594,489
                                              -------------  -------------
    Total liability and stockholder's
     equity                                   $ 185,786,714  $ 182,501,496
                                              =============  =============

                     MONARCH CASINO & RESORT, INC.
              Reconciliation of Net Income to EBITDA (1)
                               Unaudited

                        Three Months Ended          Twelve Months Ended
                           December 31,                December 31,
                    --------------------------  --------------------------
                        2009          2008          2009          2008
                    ------------  ------------  ------------  ------------
Net Income          $     83,543  $    410,339  $  4,841,479  $  9,540,968
Adjustments
  (Benefit)/
    provision for
    income taxes        (239,546)      129,521     2,321,679     4,976,781
  Interest expense       495,660       455,703     2,103,798       538,684
  Depreciation &
   amortization        3,190,468     3,502,955    12,501,048     9,891,803
  Interest income        (16,697)      (36,943)     (124,661)     (370,632)
  Player club
   implementation
   expense             1,366,614             -     1,366,614             -
                    ------------  ------------  ------------  ------------
EBITDA (1)          $  4,880,042  $  4,461,575  $ 23,009,957  $ 24,577,604
                    ============  ============  ============  ============

(1) "EBITDA" consists of net income plus provision for income taxes, interest expense, depreciation, player club implementation expense and amortization less interest income. EBITDA should not be construed as an alternative to operating income (as determined in accordance with generally accepted accounting principles) as an indicator of the Company's operating performance, as an alternative to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) or as a measure of liquidity. This item enables comparison of the Company's performance with the performance of other companies that report EBITDA, although some companies do not calculate this measure in the same manner and therefore, the measure as presented may not be comparable to similarly titled measures presented by other companies.

Contacts:
Ron Rowan
CFO
(775) 825-4700
RRowan@monarchcasino.com

John Farahi
CEO
(775) 825-4700
JohnFarahi@monarchcasino.com

For additional information visit Monarch's web site at monarchcasino.com.